Exhibit 10.6
THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

AGGREGATE REINSURANCE AGREEMENT
(the “Agreement”)
between
AMTRUST INTERNATIONAL INSURANCE LTD.
a Bermuda insurance company

TECHNOLOGY INSURANCE COMPANY
a Delaware insurance company

WESCO INSURANCE COMPANY
a Delaware insurance company

(collectively, the “Company”)
and
PREMIA REINSURANCE LTD.
a Bermuda insurance company
(the “Reinsurer”)

W I T N E S S E T H:
WHEREAS, the Company desires to cede, and Reinsurer desires to accept, excess of the Retention, certain business written and earned by the Company subject to the terms and conditions contained in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, for good and valuable consideration, the adequacy of which is hereby acknowledged, the Company and the Reinsurer (collectively, the “Parties”), intending to be bound in contract, hereby agree as follows:
ARTICLE 1
DEFINITIONS

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both forms of such term are used in this Agreement):
“Allocated Loss Adjustment Expenses” means all reasonable costs and expenses incurred by the Reinsured Group allocated to an occurrence or claim made under or in connection with a Policy in the investigation, adjustment, settlement, litigation, defense, or appeal thereof, which shall include without limitation (a) outside retained adjusters’ fees; (b) attorneys’, experts’ and consultants’ fees in connection with coverage investigation or analysis and/or actual, anticipated or threatened actions, suits or proceedings, whether declaratory, coercive or otherwise, including fees of staff counsel expressly charged with performing functions generally performed by outside counsel; (c) costs levied in any claim, suit or proceeding; (d) pre-judgment interest; (e) interest accruing after entry of judgment; (f) expenses incurred in pursuing salvage, subrogation, contribution or indemnity; and (g) internal costs and expenses directly attributable to the handling of a claim file arising from the Covered Business. Allocated Loss Adjustment Expenses shall not include other overhead and office expenses of the Reinsured Group.
“Assumption Conditions” has the meaning set forth in Article 11.
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of the Reinsured Group and relating to the Subject Business, including (i) administrative records, (ii) claim records, (iii) Policy files, (iv) sales records, (v) reinsurance records, (vi) underwriting records, and (vii) accounting records, but excluding any (a) tax returns and tax records and all other data and information with respect to tax, and (b) files, records, data and information with respect to Reinsured Group employees; provided, that if any such records or data referred to in the foregoing clauses (i) through (vi) contain information which does not relate to the Subject Business such information shall not constitute Books and Records for purposes of this Agreement; provided, that notwithstanding the foregoing, the Reinsurer shall have the right to review Books and Records related to claims that do not relate to the Subject Business to the extent that such claims relate to a policyholder of a Policy included within the Subject Business, but only to the extent relevant to the Reinsurer’s exercise of its association, consultation or dispute rights hereunder.
“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Hamilton, Bermuda or New York, New York are required or authorized by law to be closed.
“Claim Authority” has the meaning set forth in Article 17.
“Confidential Information” has the meaning set forth in Article 31-A.
“Covered Business” means all occurrences or claims made prior to April 1, 2017 not previously paid and under any policy, contract, slip, binder or other evidence of insurance written and earned or assumed and earned by the Reinsured Group prior to April 1, 2017, net of Inuring Reinsurance that may accrue to the Reinsured Group, and in excess of the Retention.
“Currency Bands” means if the actual exchange rate exceeds one Euro to 1.85 United States Dollars or one British Pound to 2.48 United States Dollars when non-dollar denominated Subject Business losses and costs are paid and recorded on the Books and Records of the Reinsured Group then the losses and costs ceded hereunder shall be limited to one Euro equals 1.85 United States Dollars or one British Pound equals 2.48 United States Dollars, as the case may be, for those losses so recorded.
“Dispute” has the meaning set forth in Article 23.

“Effective Date” means June 30, 2017.
“Excess ECO Payments” means, with respect to any Policy, the excess, if any, of (a) Losses paid on or after April 1, 2017 plus Extra Contractual Obligations (net of all recoveries, salvages and/or subrogation actually recovered and all Inuring Reinsurance recoverable therefor, whether collected or not) incurred and paid on or after April 1, 2017 over (b) the available limit of liability under such Policy.
“Extra Contractual Obligations” means:
(i)    any settlement, judgment or award against the Reinsured Group in respect of indemnity of an Insured or in favor of any other claimant for liability that is not within the terms or conditions of any contract of insurance or reinsurance issued by the Reinsured Group (including in excess of limits of liability under such Policy) arising out of Subject Business;
(ii)    any liability arising out of or in connection with any Policy whether in relation to claims handling or otherwise (including, without limitation, any settlement, judgment or award against the Reinsured Group) for any amount that is not within the terms or conditions of the Policy (including in excess of policy limits liability commonly referred to as XPL) in favor of an Insured or in favor of any other claimant in connection with a Policy arising out of Subject Business; and
(iii)    without limiting the foregoing, includes any liability imposed on the Reinsured Group arising out of Subject Business to an Insured or any other claimant as a result of a judgment, settlement, arbitration award or otherwise, where such liability has arisen because of the failure of an Insured or the Reinsured Group to agree to pay a claim within the policy limits or to provide a defense against such claims as required by law, or bad faith or negligence by the Reinsured Group or an Insured in investigating or handling a claim or in rejecting an offer of settlement.
“Insured” means an individual or entity to whom a Policy is issued.
“Inuring Reinsurance” means any and all reinsurance other than this Agreement purchased by the Reinsured Group to protect the Subject Business as in effect as of March 31, 2017, whether or not collected by the Reinsured Group. All Inuring Reinsurance in place as of March 31, 2017 shall be deemed in place thereafter and shall apply whether or not billed or collected by the Reinsured Group.
“Level 1 Triggering Event” means the Reinsurer’s capital and surplus declines to a level less than 75% of its capital and surplus as of March 31, 2017 and remains below such threshold for at least 120 consecutive days.
“Level 2 Triggering Event” means (i) the Reinsurer becomes insolvent, is placed in, or under, supervision, conservation, rehabilitation or insolvent liquidation or has a receiver appointed, (ii) the Reinsurer’s capital and surplus declines to a level less than 50% of its capital and surplus as of March 31, 2017 and remains below such threshold for at least 120 consecutive days, or (iii) the Reinsurer loses or suffers a suspension of its principal operating license without such license being restored within thirty (30) Business Days of such loss or suspension.
“Limit” has the meaning set forth in Article 8.

“Loss” means the actual amounts paid by the Reinsured Group on Subject Business, other than obligations for Allocated Loss Adjustment Expenses, after deductions for all recoveries, salvages and/or subrogation actually recovered and all Inuring Reinsurance recoverable, whether collected or not.
“Permitted Assets” has the meaning set forth in Schedule I attached hereto.
“Policy” means a binder, certificate, policy, treaty or other written evidence of insurance that is Subject Business.
“Premium” has the meaning set forth in Article 9.
“Qualifying Assets” has the meaning set forth in Schedule I attached hereto.
“Reinsured Group” means AmTrust Financial Services, Inc. and all its wholly-owned subsidiaries as of April 1, 2017, including their respective predecessors. Where appropriate in the context of this Agreement, “Reinsured Group” means any single entity in the Reinsured Group.
“Retention” has the meaning set forth in Article 8.
“Runoff” means the Reinsured Group has announced that the Reinsured Group as a whole is no longer writing new business and the Reinsured Group’s gross written premium in the preceding 12-month period has fallen to less than twenty-five percent (25%) of its gross written premium for the 12 months ended March 31, 2017.
“Steering Committee” has the meaning set forth in Article 23.
“Subject Business” means all occurrences or claims made prior to April 1, 2017 not previously paid under any policy, contract, slip, binder or other evidence of insurance written and earned or assumed and earned by the Reinsured Group prior to April 1, 2017, net of Inuring Reinsurance that may accrue to the Reinsured Group, whether below or in excess of the Retention.
“Term” means the period between the Effective Date and the termination of this Agreement under Article 5.
“Trust Account” has the meaning set forth in Article 15.
“Trust Agreement” means each agreement among a Company, the Reinsurer and the Trustee, pursuant to which the Trust Account hereunder is established.
“Trustee” means the Bank of New York Mellon or J.P. Morgan Chase, as agreed by the Parties promptly following the Effective Date, or any successor trustee appointed pursuant to the terms of the Trust Agreement, which shall in any case be a member of the Federal Reserve System and shall not be a parent, subsidiary or other affiliate of the Company or the Reinsurer.
“Unallocated Loss Adjustment Expenses” or “ULAE” means the underwriting and administrative costs of the Reinsured Group incurred and paid on or after April 1, 2017 that are not allocated to an occurrence or claim made under or in connection with a Policy in the investigation, adjustment, settlement, litigation, defense, or appeal of a specific claim including, but not limited to,

(a) overhead and office expenses of the Reinsured Group; and (b) salaries, benefits or expenses of the Reinsured Group’s employees that are not Allocated Loss Adjustment Expense.
“Ultimate Net Loss” means the total sum of Loss, Allocated Loss Adjustment Expense, Unallocated Loss Adjustment Expense and Extra Contractual Obligations (other than Excess ECO Payments exceeding $30,000,000 in the aggregate) paid by the Reinsured Group less all recoveries, salvages and/or subrogation actually recovered and all Inuring Reinsurance recoverable, whether collected or not, arising out of the Subject Business.
ARTICLE 2
COVERED LOSSES
This Agreement is to pay the Company for Ultimate Net Loss in excess of the Retention arising under the Subject Business.
ARTICLE 3
ORIGINAL CONDITIONS / FOLLOW THE FORTUNES
Except as otherwise provided herein, the Reinsurer’s obligation to indemnify the Company shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications, cancellations and alterations, as the respective Policies. The Reinsurer shall in every case to which this Agreement applies follow the fortunes of the Company, subject always to the terms, conditions and limitations of this Agreement.
ARTICLE 4

TERRITORY
The territorial limits of this Agreement shall be identical to that of the Subject Business.
ARTICLE 5

TERM AND TERMINATION
This Agreement shall be effective as of the Effective Date. This Agreement shall remain continuously in force until such time as the Reinsurer’s liability with respect to all liabilities reinsured hereunder terminates, which will be the earlier of (1) the date that the Reinsured Group’s liabilities reinsured hereunder are terminated and all amounts due to the Reinsured Group under this Agreement have been paid, and (2) the date that the Reinsurer has paid an aggregate net amount in respect of Ultimate Net Loss equal to the Limit.
ARTICLE 6

ENHANCED COLLATERAL
Within ten (10) days after any Level 1 Triggering Event or Level 2 Triggering Event, the Company may require the Reinsurer to provide additional security, either in the form of a letter of credit or additional assets held in the Trust Account to credit enhance its position hereunder. In case of a Level 1 Triggering Event, such additional security would be required to bring the total collateral held for the benefit of the Company to 110% of the amount of loss reserves then ceded to the Reinsurer per the most recent quarterly report less any payments thereafter, and in case of a Level 2 Triggering Event, such additional security would be required to bring the total collateral held for the benefit of the Company to 125% of the amount of loss reserves then ceded to the Reinsurer per the most recent quarterly report less any payments thereafter. In no event shall the Reinsurer be required to provide additional collateral to the extent that the sum of all Permitted Assets in the Trust Account and/or letters of credit then posted by the Reinsurer in favor of the Company, plus Ultimate Net Loss previously paid by the Reinsurer, exceeds the Limit. Any letter of credit provided hereunder must be from a financial institution that has a long-term debt rating of A or better by S&P or Moody’s.
ARTICLE 7

EXCLUDED BUSINESS
The Reinsurer shall not be liable under this Agreement for:

a)	any liability arising out of any Policy or other evidence of insurance written or assumed on or after April 1, 2017, or any part of any Policy earned on or after April 1, 2017;

b)
any liability of the Reinsured Group to pay taxes or assessments, whether such have been paid or were directly paid by the Company or through any member of the Reinsured Group or through a policyholder or other insured, regardless of whether such tax is denominated as income tax, excise tax, premium tax, surplus lines tax or any other tax assessment;

c)
any Liability for Unallocated Loss Adjustment Expense (ULAE) paid on or after April 1, 2017 in excess of $206 million, being the carried ULAE as of April 1, 2017. This ULAE amount cannot be exceeded when determining the sum of the ULAE paid both below and above the Retention;

d)	any amounts payable by reinsurers under Inuring Reinsurance, whether or not billed or collected;

e)	any liability for Excess ECO Payments in excess of $30,000,000 in the aggregate.

f)	any liability of the Reinsured Group for retrospective premium;

g)
any liability of any divested Reinsured Group member immediately following the date of such divesture, except to the extent such liability is assumed by the Reinsured Group or a wholly-owned subsidiary of AmTrust Financial Services, Inc. acquired after the Effective Date;

h)	any liability of any company that became a subsidiary of AmTrust Financial Services, Inc. on or after April 1, 2017, or any liability assumed by the Reinsured Group on or after April 1, 2017 that was not a liability of the Reinsured Group as of March 31, 2017; and

i)	any amounts paid by the Reinsured Group prior to April 1, 2017.
ARTICLE 8

LIMIT OF LIABILITY

A.
The Company, on behalf of the Reinsured Group, shall retain an amount of Ultimate Net Loss of five billion, nine hundred sixty-three million dollars ($5.963 billion) (the “Retention”), and the Reinsurer shall have no liability whatsoever for any Ultimate Net Loss within the Retention.

B.
Subject to the terms of this Agreement, the Reinsurer agrees to pay the Company up to one billion, twenty-five million dollars ($1.025 billion) (the “Limit”) for Ultimate Net Loss arising from Covered Business in excess of the Retention.

C.
Notwithstanding anything herein that may be misconstrued to the contrary, under no circumstances shall the Reinsurer be obligated to pay or in fact pay any amount (exclusive of interest amounts on delayed payments) in excess of one billion, twenty-five million dollars ($1.025 billion) under this Agreement.

ARTICLE 9

PREMIUM

A.	Premium
The Company will pay the Reinsurer six hundred seventy-five million dollars ($675 million) (the “Premium”) in connection with the reinsurance hereunder. Such payment shall be satisfied by deposit by the Company of cash or other Qualifying Assets, as determined by the Company, into the Trust Account. If such payment is made later than ten (10) days following the Effective Date, then the Company shall also deposit into the Trust Account additional cash or Qualifying Assets in an amount equal to interest on the unpaid Premium from July 1, 2017 to the date of deposit, calculated at a rate of 3.75% per annum. The Company shall use commercially reasonable efforts to fund at least fifty percent (50%) of the Premium, with interest, within sixty (60) days following the Effective Date, and in any event the Company shall fully fund the Premium, with interest as applicable, not later than 180 days following the Effective Date. It shall be a condition precedent to the Reinsurer’s liability hereunder that the Premium shall have been fully funded.

B.
Any interest amounts payable under this Article shall be calculated as 1/365th of the specified interest annual rate, multiplied by the number of days elapsed from and including July 1, 2017 to but excluding date of deposit of the relevant cash or Qualifying Assets, multiplied by the unpaid amount.

ARTICLE 10

RETENTION
The Company shall retain and pay five billion, nine hundred sixty-three million dollars ($5.963 billion) in Ultimate Net Loss with respect to the Subject Business before the Reinsurer’s obligation to pay any amounts to the Company with respect to the Reinsured Group arises under this Agreement.
ARTICLE 11

CLAIMS ADMINISTRATION
While the Company will retain Claim Authority pursuant to Article 17, the Parties desire to work together with respect to the administration of the Subject Business. The Reinsured Group shall give the Reinsurer, or its wholly-owned subsidiaries or affiliates, the right of first refusal (“ROFR”) on any material third-party claims administration services relating to the Subject Business that it outsources during the term of this Agreement, other than (i) claims administration services performed by third parties as of March 31, 2017, (ii) claims administration services that an Insured or other third party is contractually entitled to perform under the terms of a Policy or other agreement with the Reinsured Group, and (iii) consulting or advisory services procured from third parties with specialized expertise; provided that the Reinsurer shall have demonstrated to the reasonable satisfaction of the Company that the Reinsurer, or the applicable subsidiary, affiliate, agent or contractor proposed by the Reinsurer to perform such claims administration services, has the skill, resources and knowledge required to provide the applicable claims administration services in accordance with the terms of the applicable Policies, in compliance with applicable law, and at a level of performance no lower than the service standards historically applied by the Reinsured Group in performing such services for its own account (the “Assumption Conditions”); provided, further, that the Reinsurer shall not engage any unaffiliated third party to perform such claims administration services without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall pay to the Reinsurer a claims administration monitoring fee of $1,000,000 annually, first payable on July 15, 2017 and on each July 15 thereafter, but in no event for more than thirty (30) such annual payments. The Company’s obligation to pay such claims administration monitoring fee shall terminate upon the first to occur of (x) payment of the thirtieth (30th) such annual payment by the Company, (y) the date on which the Reinsurer (on its own behalf or through its designated agent or contractor) assumes claims handling services with respect to the Covered Business (pursuant to Article 13 or otherwise) and (z) the date that the Reinsurer has paid an aggregate net amount in respect of Ultimate Net Loss equal to the Limit.
ARTICLE 12

ACCOUNTING
Each Party has independently determined that the reinsurance provided under this Agreement meets applicable risk transfer requirements and is properly accounted for on its financial reports as reinsurance for financial reporting purposes, and hereby agrees that, except as may otherwise be required by statutory accounting principles (SAP), GAAP or applicable law following the date hereof, it shall account for such transaction accordingly.
ARTICLE 13

RIGHT OF ASSOCIATION
The Company in its full discretion shall investigate, defend, and resolve claims or proceedings relating to the Subject Business. Without prejudice to the foregoing and to Article 3 of this Agreement, while the Reinsurer does not undertake to investigate or defend claims or proceedings, it shall nevertheless have the right and be given the opportunity, at its request and with the full cooperation of the Company, to appoint representatives at its own expense and to become associated with the Company and the Company’s representatives in the investigation or control of any claims or proceedings covered by this Agreement.

a.
At all times, Reinsurer will have the right to associate in any claim subject to this Agreement at its own expense and in a manner to be mutually agreed to by the Parties in good faith, but the Reinsurer’s general right to associate shall not trigger any additional claim reporting obligations for the Reinsured Group beyond those in this Agreement.

b.
In addition to Reinsurer’s audit and access rights, the Company will make its claims and related managerial personnel available at the reasonable request of Reinsurer to review and discuss strategy and management of the Reinsured Group’s claims operation.

c.
In addition to the Company’s reporting obligations under Article 14, the Company will provide such other information and reports related to the Reinsured Group’s claims operation to the Reinsurer as reasonably requested, to the extent such reports are prepared by the Reinsured Group in the ordinary course of business.

d.
In the event that the Reinsured Group goes into Runoff or paid losses ceded by the Company to the Reinsurer exceed six hundred twenty-five million dollars ($625,000,000) (the “Threshold”) on or before January 1, 2025, the Reinsurer, on its own behalf or through its designated agent or contractor, shall have the right (but not the obligation) to assume claims handling services with respect to the Covered Business upon written notice to the Company delivered within sixty (60) days of the Reinsurer becoming aware that the Reinsured Group has gone into Runoff or paid losses have reached the Threshold, as the case may be, provided, however, that the Company shall retain claims handling services with respect to the Covered Business if, within thirty (30) days following receipt of such notice from the Reinsurer, the Company delivers written notice to the Reinsurer of its intent to retain such claims handling services. In the event of such determination to retain claims handling services, the Company shall pay the Reinsurer a claims administration retention fee in the amount of one million dollars ($1,000,000) annually, first payable within thirty (30) days after the Company delivers notice of its intention to retain claims handling services, and payable July 15 of each subsequent calendar year, but in no event for more than ten (10) such annual payments. The Company’s obligation to pay such claims administration retention fee shall terminate upon the first to occur of (x) payment of the tenth (10th) such annual payment by the Company, (y) the Reinsurer or its designated agent or contractor having assumed claims handling services in respect of the Subject Business and (z) the date that the Reinsurer has paid an aggregate net amount in respect of Ultimate Net Loss equal to the Limit. If the Reinsurer or its designated agent or contractor assume responsibility for claims handling services, the Parties will promptly agree the terms of such claim handling services, but the Reinsurer shall be paid annually no less than the preceding three-year average of the cost to administer such business.

e.
Notwithstanding the foregoing, (i) the right of the Reinsurer to assume claims handling services with respect to the Covered Business is subject to the Reinsurer, or the applicable agent or contractor proposed by the Reinsurer to perform such claims handling services, having demonstrated to the reasonable satisfaction of the Company that it will administer the Covered Business in accordance with the Assumption Conditions, (ii) the Reinsurer shall not engage any unaffiliated third party to perform such claims handling services without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and (iii) the Reinsured Group shall not be obligated to terminate or breach any agreement with respect to the provision of claims administration services with respect to the Covered Business that is in force at the time the Company delivers notice of its intention to assume claims handling services.

ARTICLE 14

REPORTS AND REMITTANCES
Within sixty (60) days of the end of each calendar quarter, the Company shall provide the Reinsurer with a report in respect of the Subject Business. The specific content and format of this report shall be mutually agreed within ninety (90) days of the Effective Date. At a minimum, the report shall include the following quarterly information with respect to the Subject Business:
a.    Gross and net paid Loss, Allocated Loss Adjustment Expense and ULAE;

b.	Gross and net outstanding (case and IBNR) Loss, Allocated Loss Adjustment Expense and ULAE;
c.    Applicable reinsurance, subrogation, salvage or other recoveries;
d.    Any additional premium;

e.	The Company’s cumulative net paid for the Subject Business since April 1, 2017;
f.    Any reserves ceded by the Company in excess of the Retention;

g.    Any Ultimate Net Loss in excess of the Retention; and
h.    Any amounts withdrawn by the Reinsured Group from the Trust Account.
Any balance due to the Reinsurer shall be remitted by the Company along with the quarterly report. Any balance due to the Company shall be remitted by the Reinsurer within forty-five (45) days of receipt of the quarterly report. For the avoidance of doubt, the Reinsurer’s liability hereunder may be satisfied by withdrawals by the Company from the Trust Account as permitted by the Trust Agreement, and the Reinsurer shall have no obligation to pay settlements hereunder to the extent of amounts so withdrawn. Notwithstanding any other provision of this Agreement, but without limiting the obligation of the Reinsurer to provide collateral as set forth in Article 15, in no event shall the Reinsurer be obligated to settle balances due hereunder directly with the Company until the Trust Account is fully depleted, and in no event shall the Reinsurer be obligated to pay any amounts to the Company or otherwise until Ultimate Net Loss exceeds the Retention.
Within forty-five (45) days following the end of each calendar year, the Company shall furnish the Reinsurer with a statement showing the total net paids and reserves outstanding for Loss and Loss Adjustment Expenses and Unallocated Loss Adjustment with respect to the Covered Business, and any other information reasonably available to any member of the Reinsured Group which the Reinsurer may require for its annual financial statements.
All accounts rendered, payments made and monetary limits expressed hereunder shall be in United States Dollars.
ARTICLE 15

TRUST ACCOUNT

A.
The Reinsurer shall procure, as promptly as practicable following the date hereof, with and in the name of the Trustee, a trust account for the benefit of the Company (the “Trust Account”). The Trust Account shall be a segregated trust account maintained by the Trustee pursuant to a Trust Agreement for the benefit of the applicable beneficiaries. The Parties shall cooperate and use reasonable best efforts to cause the Trust Agreement to be executed and delivered, and the Trust Account to be established, at or before such time as the Company makes an initial deposit of assets pursuant to Article 9.

B.
In addition to the deposits pursuant to Article 9, the Reinsurer will deposit one hundred million dollars ($100,000,000) in Permitted Assets directly into the Trust Account upon establishment of the Trust Account as security, subject to the provisions of the Trust Agreement.

C.	[***]

D.
Investment income earned on assets held in the Trust Account will remain in the Trust Account, except that at such time as the result of (i) the amount of Permitted Assets held in the Trust Account (valued on the basis set forth in Paragraph C above) plus (ii) amounts previously paid by the Reinsurer to the Company or the Reinsured Group, or withdrawn by them from the Trust Account, in settlement of the Reinsurer’s liability for Ultimate Net Loss hereunder, exceeds the Limit, all investment income realized on the Permitted Assets in the Trust Account, shall be withdrawn by the Company and paid to the Reinsurer in accordance with the terms of the Trust Agreement.

E.
If combined payments from the Trust Account or directly by the Reinsurer to the Company are less than twenty-five million dollars ($25 million) annually for three consecutive calendar years after the Retention has been satisfied on a paid basis, the Parties, recognizing that the Trust Account is not intended to stay in place indefinitely, agree to meet and confer in good faith with the intent to agree to a reasonable and more efficient manner to secure the remaining payment obligations, if any, of the Reinsurer to the Company. At such time, the Reinsurer may also remove its collateral that exceeds 125% of the loss reserves then ceded to the Reinsurer.

F.
Permitted Assets in the Trust Account established hereunder may be withdrawn by the applicable beneficiary and shall be utilized and applied by the beneficiary or any successor by operation of law of the beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only for the following purposes:

a.	to reimburse the Company for the Company's share of any Ultimate Net Loss paid by the Company but not recovered from the Reinsurer;

b.	to make payment to the Reinsurer of any amounts held in the Trust Account that exceed the Limit or otherwise agreed to be returned to the Reinsurer under this Agreement; and

c.
where the Company has received notification of termination of the Trust Account and where the Reinsurer's entire obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to the termination date, to withdraw amounts equal to the obligations and deposit those amounts in a separate account, in the name of the Company, in any qualified U.S. financial institution apart from its general assets, in trust for such uses and purposes specified in Subparagraphs (a) and (b) above as may remain executory after such withdrawal and for any period after the termination date.

All transfers to and withdrawals from the Trust Account shall be in accordance with the terms of this Agreement and subject to the requirements set forth in the Trust Agreement.
ARTICLE 16

DELAYS, ERRORS AND OMISSIONS
Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified immediately upon discovery; provided further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

If (a) the failure of either Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified, both Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.
ARTICLE 17

CLAIM AUTHORITY
The Company shall retain sole authority for its claims handling on the Covered Business and the pursuit and collection of any Inuring Reinsurance or salvage, subrogation, contribution or similar claims related thereto. The Company shall manage and administer such claims and collections both below and above the Retention in good faith and in a prudent manner consistent with its practices and to the same or better service levels as of the Effective Date, as though this Agreement had not been consummated.
The Company shall notify the Reinsurer of any material changes that the Company makes to its claims handling practices on or after April 1, 2017, including but not limited to claims staffing models, which impact the Covered Business. Such notice shall be given within fifteen (15) days of such material changes.
ARTICLE 18

CURRENCY

A.	All amounts payable hereunder shall be paid in United States Dollars.

B.
For purposes of this Agreement, where the Reinsured Group receives premiums or pays Loss, Loss Adjustment Expense or ULAE in currencies other than United States Dollars, such items shall be converted into United States Dollars at the actual rates of exchange at which these items are entered in the Company’s books and records, subject to the Currency Bands.

ARTICLE 19

INSOLVENCY
In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company and the Policy reinsured, when such claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may, investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The reasonable expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
Should the Company go into liquidation or should a receiver be appointed, all amounts due either Company or Reinsurer, whether by reason of premium, losses or otherwise under this Agreement, shall be subject to the right of offset at any time and from time to time, and upon the exercise of the same, only the net balance shall be due.
ARTICLE 20

ACCESS TO RECORDS
The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company or the Reinsured Group following the giving of reasonable advance written notice, to inspect, examine, audit, and verify any of the Books and Records relating to Subject Business during regular business hours. The Reinsurer’s right to review shall be ongoing and continuous until termination of this Agreement. The Reinsurer’s exercise of such right shall not significantly disrupt the Reinsured Group’s ordinary course operations and shall otherwise be effectuated in a reasonable manner.
The Company shall promptly provide the Reinsurer with such actuarial data and payment information that is collected by the Company in the ordinary course of business as the Reinsurer may reasonably require to establish and maintain its assumed reserves under this Agreement on its financial statements. The data shall be segmented in a manner consistent with how it is currently maintained by the Company. Actuaries from both Parties shall meet at least annually to discuss the data quality, any modifications to the data segmentation or reporting systems, any changes in claims practices and such other information they mutually agree during the term of this Agreement.
ARTICLE 21

REQUIRED RETENTION; OTHER REINSURANCE
The Company shall keep net and unreinsured the Subject Business in excess of the Limit. If for any reason the Reinsured Group buys reinsurance in excess of the Limit within five years after the Effective Date from anyone other than the Reinsurer or a subsidiary or affiliate of the Reinsurer, or a member of the Arch Capital Group, the Retention hereunder shall automatically increase to an amount of Ultimate Net Loss equal to the Company’s retention plus the reinsurer’s limit of liability under such other reinsurance, it being the intent of the Parties that the Reinsurer shall have no further liability under this Agreement until the reinsurer under such other reinsurance has become liable to the maximum extent of coverage for losses under such other reinsurance.
The Company may purchase additional reinsurance below the Retention, provided such reinsurance also inures to the benefit of the Reinsurer.

ARTICLE 22

ALLOCATION
Paragraphs A&B below relate to the Reinsured Group and do not impact the Reinsurer’s rights and obligations hereunder.

A.	The methods of allocating and recording reinsurance recoverables from this Agreement among the reinsured companies with respect to this Agreement will be as follows:

(i)	Reinsurance recoverables will be allocated among the reinsured companies in proportion to the losses incurred by each reinsured company applicable to this Agreement.

(ii)	Each reinsured company will be responsible for its proportionate share of the reinsurance premiums due to the Reinsurer.

B.
Records of these allocations will be maintained by or on behalf of the reinsured companies in sufficient detail to identify both the reinsurance recoverables and premium allocated to each reinsured company.

C.	Nothing herein will be construed to provide a separate retention or limit of liability for each reinsured company.

D.
Notwithstanding anything in this Article 22 that may be misconstrued to the contrary, the Reinsurers rights and obligation under this Agreement are not impacted by the Reinsurance Group’s internal allocations.

ARTICLE 23

ARBITRATION

A.
Prior to commencing any arbitration in connection with any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”), the parties shall first engage in the following Steering Committee Procedures. Notwithstanding the previous sentence, in any Dispute in which a party seeks a temporary restraining order, preliminary injunction or attachment or other order in aid of arbitration pending the outcome of any Steering Committee (as defined below) meeting or arbitration procedure, such party may seek such order at any time without first following the procedures set forth in Sections (A), (B) and (C) of this Article 23.

B.
Following written request of one party to the other party, the Company, on the one hand, and the Reinsurer, on the other hand, shall use commercially reasonable efforts promptly to form a dispute steering committee (the “Steering Committee”), which shall consist of three (3) members appointed by the Company and three (3) members appointed by the Reinsurer; provided, that the number of members appointed to the Steering Committee may be modified by the mutual written consent of the parties. There shall be no restrictions placed on the appointment of any member to the Steering Committee other than that any such member shall be an officer or director of the Company or the Reinsurer, as applicable, and have qualifications and experience reasonably necessary to negotiate regarding the subject matter of the relevant Dispute. The members of the Steering Committee shall meet as frequently as they deem necessary or appropriate to resolve any Disputes under this Agreement, which meetings shall be held promptly following the formation of the Steering Committee at a time and location reasonably agreed to by the members.

C.
The Company and the Reinsurer shall cause their respective Steering Committee members to use commercially reasonable efforts to resolve the relevant Dispute without the commencement of arbitration. Any party shall be permitted to commence arbitration to resolve such Dispute only after the occurrence of two (2) separate meetings with all of the members of the Steering Committee, which meetings may be in person, by telephone, videoconference or any other means by which all of the participants can hear each other, or as otherwise agreed by the parties hereto (it being agreed to by the parties that if for any reason such two (2) meetings have not occurred within thirty (30) days after any party first requests in writing that such Dispute be referred to the Steering Committee, the requirements of this Section (C) of Article 23 shall be deemed to have been met).

D.
Provided that Sections (A), (B) and (C) of this Article 23 have been complied with, any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, email or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in New York, New York or such other place as the parties may mutually agree. Arbitration shall be conducted before a three-person Arbitration Panel selected by mutual agreement of the Parties or, failing such agreement, pursuant to the ARIAS•U.S. Umpire Selection Procedure. The arbitrators and Umpire shall be either present or former executive officers of insurance or reinsurance companies or arbitrators certified by ARIAS•U.S. The arbitrators and Umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. The arbitrators and Umpire shall not be obligated to follow the strict rules of evidence. The Panel shall have the power to award costs, fees and interest if it so deems appropriate. The decision of a majority of the Arbitration Panel shall be final and binding to the fullest extent permitted by law. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Unless the Arbitration Panel orders otherwise, each party shall pay its own counsel and an equal share of the fees and expenses of the arbitrators and of the other mutual expenses of the arbitration.

ARTICLE 24

NOTICES
All notices shall be given in writing and given to the parties at the following addresses:
If to the Company:

AmTrust Financial Services, Inc.
59 Maiden Lane
New York, New York 10038
Attn: General Counsel
Telephone No.: (646) 458-7913

With copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn.: Marilyn A. Lion
Telephone No.: (212) 909-6108

If to the Reinsurer:
PREMIA REINSURANCE LTD. Waterloo House 100 Pitts Bay Road, Pembroke, HM 08, BERMUDA Attention: President Telephone No.: (441) 278- 9176

With copy to:
MORRISON FOERSTER LLP
250 West 55th Street
New York, NY 10019
Attention: Gary S. Lee, Esq.
Telephone No.: (212) 468-8042

Notices may be delivered by hand, by overnight courier, or email.
Unless shown to have been received earlier, any Notice so delivered shall be deemed to have been delivered:

a.
if delivered by hand or by overnight courier, when delivered, if delivered during business hours on any Business Day or, if delivered outside such business hours, at the commencement of business hours on the next following Business Day; or

b.
if delivered by email, at the time of transmission, if transmitted during business hours on any Business Day or, if transmitted outside such business hours, at the commencement of business hours on the next following Business Day.

Any party may, by Notice to any other party, change the name, address or other details to which Notices may be given pursuant to this Agreement.

ARTICLE 25

SERVICE OF SUIT; JURISDICTION
The only suits, actions, or proceedings relating to a dispute permitted to be brought in a judicial forum are those (i) to compel arbitration, (ii) for temporary injunctive relief in aid of arbitration or to preserve the status quo pending the appointment of the arbitrator(s), (iii) to enforce or vacate an arbitral award, or (iv) to obtain relief in connection with arbitration pursuant to New York law and procedure. Any such proceeding shall be brought exclusively in the courts of New York. The Company and the Reinsurer hereby irrevocably submit to the exclusive jurisdiction of the courts of New York for such purpose and any appellate courts thereof, and agree to comply with all requirements necessary to give such court jurisdiction and to abide by the final decision of such court or of any appellate court in the event of an appeal. Notwithstanding the foregoing, any judgment confirming a final arbitral award hereunder may be entered and enforced in any court having jurisdiction over any party or any of its assets.
ARTICLE 26

GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of New York without regard to principles of conflicts of law.
ARTICLE 27

REPRESENTATIONS AND WARRANTIES
As of the date hereof, each Party represents and warrants to the other the following:

a.
Organization, Standing and Authority. It is an insurance company duly organized, validly existing and in good standing under the laws of its domicile and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and it shall maintain throughout the term of this Agreement all licenses, permits or permissions of any Governmental Authority that shall be required in order to perform its obligations under this Agreement;

b.
Authorization. It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. Its execution and delivery of this Agreement, and its performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action. This Agreement and the Trust Agreement, when duly executed and delivered by the Parties hereto and thereto, will be a valid and binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by applicable insurance insolvency and liquidation statutes and regulations and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

c.
No Conflict or Violation. The execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of its Articles of Incorporation, Bylaws or other charter or organizational document applicable to it, (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon it, or any agreement with, or condition imposed by, any Governmental Authority binding upon it, or (c) conflict with, result in a breach of or a default (with or without notice or lapse of time or both) under, give rise to, or result in a right of, acceleration, amendment or termination under, or, except for the Trust Agreement, result in the creation of any lien on any of its property or assets under, any contract or agreement to which it is a party or by which it or its property or assets are bound or subject except to the extent that such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Parties hereunder, including in their to perform their obligations hereunder and thereunder.

ARTICLE 28

OFFSET
The Company and the Reinsurer may offset any balance or amount due from one party to the other at any time under this Agreement and to the fullest extent allowed by law.
ARTICLE 29

NO THIRD PARTY RIGHTS
This Agreement is solely between the Company and the Reinsurer, and in no instance shall any Insured, claimant or other third party (other than the Reinsured Group) have any rights under this Agreement unless as may otherwise be expressly provided for herein.
ARTICLE 30

AMENDMENTS
Any change or modification to this Agreement will be made only by written amendment to this Agreement and signed by the Company and the Reinsurer.
ARTICLE 31

OVERDUE PAYMENTS
In the event any payment, other than the Premium, due either Party is not received by the other Party by the payment due date, the Party to whom payment is due may require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last Business Day of each month as follows:
If the payment is thirty (30) days but less than ninety (90) days overdue, then the interest shall be determined in the following manner:

1.
1/365th of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first Business Day of the month for which the calculation is made, plus the applicable Interest Rate Increase (as established in subparagraph (2) below), times the amount past due.

The “Interest Rate Increase” shall be defined as follows:

2.	If payment is made more than ninety (90) days after the overdue date, 4% per annum.

3.	Interest shall accumulate until payment of the original amount due plus interest has been received by the creditor party.
The due date shall, for purposes of this Article, be determined as follows:

4.
Payments from the Reinsurer to the Company shall be due forty-five (45) days after the date a quarterly proof of loss supporting the demand for payment (including delivery of quarterly reports) is received by the Reinsurer, and shall be overdue thereafter.

5.
Payments from the Company to the Reinsurer shall be due on the dates specified within this Agreement. In the event a due date is not specifically stated for a given payment, the overdue date shall be thirty (30) days following the date of billing.

If the information contained in the Company’s demand for payment is insufficient or not in accordance with the conditions of this Agreement, then within forty-five days (45) days the Reinsurer shall request from the Company all additional information necessary to validate its claim and the payment due date as defined above shall be deemed to be the date upon which the Reinsurer receives the requested additional information. This paragraph is only for the purpose of establishing when a payment is overdue, and shall not alter the provisions of the Reports and Remittances Article or other applicable provisions of this Agreement.

In the event arbitration is necessary to settle a Dispute, the panel shall have the authority to make a determination if interest should be awarded to the prevailing party. Interest, if any, awarded by the panel shall supersede the interest amounts outlined herein. Any interest owed pursuant to this Article may be waived by the party to which it is owed. Waiver of such interest, however, shall not affect the waiving party’s rights to other interest amounts due as a result of this Article.

ARTICLE 31-A

CONFIDENTIAL INFORMATION

A.
The Parties (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its affiliates, that from and after the date hereof, the Receiving Party and its affiliates will not disclose, give, sell, use or otherwise divulge any Confidential Information (as defined below) of the other Party (the “Disclosing Party”) or permit their respective representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so or as required in connection with an examination by an insurance regulatory authority, (ii) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, (iii) to enforce the rights of such Receiving Party or its affiliates under this Agreement, (iv) to those of such Receiving Party’s affiliates, and to their respective representatives in each case who need to know such information for the foregoing purposes, (v) as required under any applicable law, (vi) as required to support a position taken on any tax return or (vii) as required by the rules of any stock exchange on which the stock of a Receiving Party’s affiliate is traded, as applicable. If the Receiving Party or its affiliates, or any of their respective representatives become legally compelled to disclose any Confidential Information (other than as required in connection with an examination by an insurance regulatory authority or as required to support a position taken on any tax return), the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Article. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with Article, the Receiving Party or its affiliates, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to the Confidential Information.

B.
For the purposes of this Agreement, “Confidential Information” means all confidential information (irrespective of the form of such information) of any kind, including any analyses, compilations, data, studies, notes, translations, memoranda or other documents, concerning the Disclosing Party or any of its affiliates obtained directly or indirectly from the Disclosing Party or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement, including any information regarding the Subject Business or provisions or terms of this Agreement to the extent confidential treatment is sought from any securities regulator for such information (provided that, notwithstanding the foregoing, each Party may make such disclosures in its filings with the U.S. Securities and Exchange Commission as it believes are required), except information (i) which, at the time of the disclosure, was ascertainable or available to the public (other than as a result of a disclosure directly or indirectly by the Receiving Party or any of its affiliates, or representatives), (ii) that is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its affiliates, or representatives; provided that, to the knowledge of such Receiving Party, such source was not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation owed to another person, (iii) that the Receiving Party can establish is already in its possession or the possession of any of its affiliates or representatives (other than information furnished by or on behalf of the Disclosing Party) or (iv) that is independently developed by the Receiving Party or its affiliates without the use or benefit of any information that would otherwise be Confidential Information.

C.
In addition, the Reinsurer hereby acknowledges and agrees that any personal information about individuals protected from disclosure (“Personal Information”) under any applicable state and federal privacy laws (including statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act, Public Law 106-102) (“Privacy Laws”) will not be used or disclosed by the Reinsurer if prohibited by Privacy Laws. The Reinsurer confirms that it has in place written and up-to-date administrative, technical and physical safeguards to protect the security, integrity and confidentiality of Personal Information in accordance with all Privacy Laws to the extent relevant to this Agreement. Should the Reinsurer learn or have reason to believe that Personal Information has been disclosed in a manner contrary to Privacy Laws, the Reinsurer, upon learning of such disclosure, shall give the Company immediate written notice of such disclosure to allow the Company to evaluate its potential rights, and the Reinsurer, at its own expense, shall take immediate action to remedy any such disclosure as required by law.
ARTICLE 32

ENTIRE AGREEMENT
This Agreement shall constitute the entire agreement between the Parties in connection with the Covered Business and provides no guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer.
In the event of any conflict between the provisions of this Agreement and the provisions of any other document referred to in it, the provisions of this Agreement shall prevail.
ARTICLE 33

DUTY OF COOPERATION
Each Party shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including making available to each other their respective officers and employees and agents, and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time. The duty of cooperation shall apply, but not be limited, to regulatory matters and to litigation matters involving third parties.
Without limiting the foregoing:
(a) at the Reinsurer’s reasonable request, in order to effectuate the purposes of this Agreement, the Company shall cooperate with the Reinsurer in a novation or transfer of this Agreement to an affiliate of the Reinsurer; provided, the Company shall in no case be required to agree to any such novation if the Company, acting reasonably, determines that such transfer will or could be expected to have a material and adverse effect on the interests of the Company or the Reinsured Group, (it being understood that, for this purpose, “material and adverse effect” includes, without limitation, each of the following: (i) an adverse effect on the Company’s regulatory relationship with applicable regulatory authorities or (ii) an unacceptable amount of counterparty credit exposure being borne by the Company with respect to the replacement reinsurer); and
(b) at the Company’s reasonable request, in order to effectuate the purposes of this Agreement, (i) the Parties shall amend this Agreement and the Trust Agreement as and when required to the extent necessary to comply with applicable law and regulation, and to ensure that the Company is able to receive the full financial benefit of this reinsurance, subject in the first instance to the Minimum Collateral Amount in Article 15 and to the original intent of the

Parties, (ii) the Reinsurer shall cooperate with the Company to add additional members of the Reinsured Group as ceding companies under this Agreement with respect to the Subject Business, and to establish additional Trust Accounts for the benefit of such additional ceding companies in accordance with Article 15, and (iii) the Reinsurer shall cooperate with the Company with respect to any good faith reallocation of assets in the Trust Accounts, subject in each case to receipt of all necessary or appropriate governmental approvals.

ARTICLE 34

REMEDIES AND WAIVERS
No action taken by any Party hereto in exercising its rights under this Agreement shall in any way be construed as a waiver by such Party of any other rights or remedies available to it.
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
A waiver (which may be given subject to conditions) of any right, power or remedy provided under this Agreement or by law shall only be effective if it is in writing. Any waiver shall apply only to the Party to whom it is addressed and for the specific circumstances for which it is given. Any waiver shall not prevent the Party who has given the waiver from subsequently relying on the right, power or remedy in other circumstances.
In the event of a waiver of any provision of this Agreement, such waiver shall not be deemed a waiver of any other provision herein, nor shall waiver of any breach of this Agreement be construed as a continuing waiver of subsequent breaches of the same or other provisions of this Agreement.
The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
ARTICLE 35

ASSIGNMENT
Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any Party, in whole or in part, to any other person or entity by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other Party.
The Company agrees that Reinsured Group shall not be permitted to subject any Covered Business to any statutory scheme of arrangement or any similar mechanism which would have the effect of accelerating or resolving by statutory scheme or similar mechanism any of the Covered Business.

ARTICLE 36

UTMOST GOOD FAITH
The relationship of the Parties with respect to the matters covered by this Agreement shall be in accordance with the principles of utmost good faith and fair dealing.
ARTICLE 37

TAXES
The Company shall be liable for all taxes on premiums ceded hereunder. The Reinsurer agrees to allow the deduction from the Premium payable hereunder of sixty-three percent (63%) of the applicable 1% Federal Excise Tax (FET) on the aggregate Premium hereunder, and the Company shall bear the remaining thirty-seven percent (37%) of such Federal Excise Tax, in each case, to the extent such premium is subject to the U.S. Federal Excise Tax imposed by Section 4371(3) of the U.S. Internal Revenue Code of 1986, as amended.
ARTICLE 38

FATCA
The Reinsurer agrees to provide the Company a valid W-8BENE or such other documentation approved for use that confirms the Reinsurer is not subject to any withholding.
ARTICLE 39

SANCTIONS
The Reinsurer will not be liable for any payments under this Agreement if it would result in a violation of any mandatory sanction, prohibition, or restriction under United Nations resolutions or the trade or economic sanctions, laws, or regulations of the European Union, United Kingdom, or United States of America.
ARTICLE 40
COUNTERPARTS
This Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original but such counterparts shall together constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representatives this 30th day of June, in the year of 2017.

AMTRUST INTERNATIONAL INSURANCE LTD.
By: /s/ Harry Schlachter
Name: Harry Schlachter
Title: Treasurer

TECHNOLOGY INSURANCE COMPANY
By: /s/ Harry Schlachter
Name: Harry Schlachter
Title: Treasurer

WESCO INSURANCE COMPANY
By: /s/ Harry Schlachter
Name: Harry Schlachter
Title: Treasurer

PREMIA REINSURANCE LTD.

By: /s/ Scott Maries
Name: Scott Maries
Title: President

[signature page to Aggregate Reinsurance Agreement]

Schedule I

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S-I

Schedule II

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S-II